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                                                                     EXHIBIT 2.3

                           EMPLOYEE MATTERS AGREEMENT

                                     BETWEEN

                              ESS TECHNOLOGY, INC.

                                       AND

                                  VIALTA, INC.

                                 EFFECTIVE AS OF

                               ____________, 2001


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                           EMPLOYEE MATTERS AGREEMENT

         This Employee Matters Agreement (this "AGREEMENT") is entered into as of ____________, 2001, between ESS Technology, Inc., a California corporation ("ESS") and Vialta, Inc., a Delaware corporation ("VIALTA").

                                    RECITALS

         WHEREAS, pursuant to the terms of the Master Distribution Agreement by and among ESS and Vialta dated as of _____________, 2001 (the "DISTRIBUTION AGREEMENT"), the parties have entered into this Agreement regarding certain employment, compensation and benefit matters occasioned by the Distribution.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and the Distribution Agreement, each of the parties hereto, on behalf of itself and each other member of its Group, hereby agrees as follows:

         1. Definitions.

                  1.1 DEFINITIONS. The following terms, when capitalized herein, shall have the meanings set forth below in this Section 1. Unless indicated otherwise, all other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

                           1.1.1 "ACTIVE EMPLOYEES" means all employees actively
engaged in the performance of services to, for or on behalf of Vialta as of the Distribution Date, including any employee who is not actively performing services because of (a) leave of absence within a job protection period, or (b) disability within a job protection period, and the dependents of such persons (and, as applicable, the alternate payees of such persons).

                           1.1.2 "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                           1.1.3 "DISTRIBUTION RATIO" shall have the meaning
set forth in the Distribution Agreement.

                           1.1.4 "ESS DC PLAN" means the ESS 401(k) Plan, a
defined contribution plan.

                           1.1.5 "ESS WELFARE PLANS" means, collectively, the
following plans and or benefits, the Business Travel Accident Plan, the ESS Dental Plan, the ESS Flexible Spending Plan, the ESS Disability Plans, the ESS Medical Plans, ESS Life and AD&D Insurance and the ESS Vision Plan.

                           1.1.6 "FORMER EMPLOYEES" means all former employees
of Vialta, except for employees then employed by ESS Technology Group, as of the Distribution Date, and the dependents and, as applicable, the alternate payees, of those persons who, if they were actively engaged in the performance of services to, for or on behalf of Vialta at the Distribution Date, would be an Active Employee, determined on a basis consistent with the determination of the Active Employees.


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                           1.1.7 "GROUP" means (i) with respect to ESS, the ESS
Technology Group, and (ii) with respect to Vialta, the Vialta Group.

                           1.1.8 "LIABILITIES" means all debts, liabilities,
guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principals and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

                           1.1.9 "OPTION" means, when immediately preceded by
"ESS", an option to purchase shares of ESS Common Stock pursuant to all ESS stock option plans; when immediately preceded by "Vialta", such term shall mean an option to purchase shares of Vialta Class A Common Stock pursuant to the Vialta, Inc. 2001 Nonstatutory Stock Option Plan.

                           1.1.10 "PERSON" means an individual, a partnership, a
corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                           1.1.11 "RECORD DATE" shall have the meaning set forth
in the Distribution Agreement.

                           1.1.12 "QMCSO" means a medical child support order
which qualifies under Section 609(a) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the applicable Welfare Plans.

                           1.1.13 "VIALTA 2001 PLAN" means the Vialta 2001
Nonstatutory Stock Option Plan.

                           1.1.14 "VIALTA DC PLAN" means the defined
contribution plan to be established by Vialta pursuant to Section 3.

                           1.1.15 "VIALTA WELFARE PLANS" means the medical,
health maintenance organization ("HMO"), vision, dental and any other health and welfare plans to be established by Vialta pursuant to Section 6.

         2. General Employment Matters.

                  2.1 General Obligations. Except as specifically provided herein, from and after the Distribution Date, Vialta shall, as applicable, cause each of the other members of its Group to (a) continue the employment of all of the Active Employees, subject, however to the terms of Section 2.3 below and (b) except as otherwise specifically provided herein, assume, pay, perform and discharge any and all labor, employment, compensation and benefit Liabilities with respect to all Active Employees and all Former Employees.

                  2.2 Initial Compensation of Active Employees. The initial base salary or wage level of each Active Employee shall be no less than the base salary or wage level of such Active Employee immediately prior to the Distribution Date.

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                  2.3 No Additional Employment Rights Created. Nothing in this
Agreement shall give any Active Employee any right to continued employment by the Vialta Group beyond the Distribution Date, which is in addition to or supplemental to any such right he or she may have arising under contract or otherwise.

                  2.4 Service Credit. Except as specified otherwise in this Agreement, with respect to Active Employees, each Vialta DC Plan or Vialta Welfare Plan, as applicable, shall provide that all service, all compensation and all other determinations that affect benefits eligibility or vesting under any plan that, as of the Distribution Date, were recognized under the corresponding ESS Plan shall, as of the Distribution Date receive full recognition and credit and be taken into account under such Vialta Plan to the same extent as if such items occurred under such Vialta Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable "service bridging," "break in service," "employment date," or "eligibility date" rules under the Vialta Plans and the ESS Plans.

                  2.5 COBRA. ESS shall be responsible through the Distribution Date, for compliance with the health care continuation coverage requirements of COBRA and the ESS Welfare Plans with respect to Active Employees and Former Employees and qualified beneficiaries (as such term is defined under COBRA). Vialta shall be responsible for providing ESS with all necessary employee change notices and related information for covered dependents, spouses, qualified beneficiaries (as such term is defined under COBRA), and alternate recipients pursuant to a QMCSO, in accordance with applicable ESS COBRA policies and procedures. As soon as administratively practicable after the Distribution Date, ESS shall provide Vialta, through hard copy, electronic format or such other mechanism as is appropriate under the circumstances, with a list of all qualified beneficiaries (as such term is defined under COBRA) that relate to the Vialta Group and the relevant information pertaining to their coverage elections and remaining COBRA time periods. Effective as of the Distribution Date, Vialta shall assume and be solely responsible for compliance with the health care continuation coverage requirements of COBRA for Active Employees and Former Employees and their qualified beneficiaries (as such term is defined under COBRA), regardless of whether the relevant qualifying event occurred before or after the Distribution Date.

         3. Retirement Plan Benefits.

                  3.1 Establishment of Vialta DC Plan.

                           3.1.1 Vialta DC Plan. On or before the Distribution
Date, Vialta will establish or make available a defined contribution plan for the benefit of the United States Active Employees and Former Employees (the "VIALTA DC PLAN").

                           3.1.2 Transfer of Account Balances to Vialta DC Plan.
Unless otherwise determined by Vialta and ESS, and as promptly as practicable after the Distribution Date: (i) the Vialta DC Plan shall assume and be solely responsible for all Liabilities for or relating to Active Employees and Former Employees under the ESS DC Plan; and (ii) ESS shall cause the accounts of the Active Employees and Former Employees of Vialta under the ESS DC Plan that are held by its related trust as of the Distribution Date to be transferred to the Vialta DC Plan and its related trust, and Vialta shall cause such transferred accounts to be accepted by such plan and its



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related trust. Vialta and ESS each agree to use their commercially reasonable best efforts to accomplish the foregoing. As soon as reasonably practicable after the Distribution Date, Vialta shall use its commercially reasonable best efforts to enter into agreements satisfactory to Vialta to accomplish such assumption and transfer, the maintenance of the necessary participant records, the appointment of Shiu Leung Chan and Bruce L. Calvin as the initial trustee under the Vialta Plan, and the engagement of Principal Financial Group as the initial recordkeeper under the Vialta DC Plan.

                           3.1.3 No Distribution to Vialta Active Employees. No
distribution of account balances under either the ESS DC Plan or the Vialta DC Plan shall be made to any Active Employee solely on account of Vialta ceasing to be an Affiliate of ESS as of the Distribution Date.

                  3.2 Reimbursement. Vialta shall assume all direct and indirect administrative costs associated with the Vialta DC Plan with respect to Active Employees and Former Employees, which costs would otherwise be borne by ESS.

         4. Employee Benefits Matters Outside the United States.

                  4.1 Employee Benefits Matters Outside the United States. With respect to the business and operations of Vialta in jurisdictions outside the United States, Vialta shall (and, as applicable, shall cause each other member of its Group over which it has direct or indirect legal or effective control to) assume, adopt similar or replacement plans, or retain, as the case may be, any and all employee benefits Liabilities and attendant plans and their assets related to the Active Employees and Former Employees.

         5. Equity and Other Compensation.

                  5.1 Bonus Plans. Effective on the Distribution Date, Active Employees shall cease their participation in the ESS MBO Plan; provided, however an Active Employee shall be entitled to any payment earned by such Active Employee under either plan as of the Distribution Date. Effective as of one day after the Distribution Date, Vialta shall establish one or more bonus or profit-sharing plans for Active Employees for fiscal period(s) of Vialta beginning one day after the Distribution Date. The terms and conditions of any such bonus or profit-sharing plans, including (without limitation) the specific performance objectives pertaining to the plan and timing and amount of any bonus or profit-sharing payment shall be determined by Vialta. Each such plan shall be administered by the Vialta Board of Directors or a committee of such Board.

                  5.2 Stock Plans. Subject to the terms of this Agreement, effective as of immediately prior to the close of the Distribution Date, Vialta shall grant to each employee, consultant and outside director of ESS (as determined by ESS) who is a holder of an ESS Option that is outstanding immediately prior to the close of the Distribution Date, a Vialta Option under the Vialta 2001 Plan, with respect to each such Option that was outstanding on the Record Date (each a "Distribution Option"). Distribution Options shall be evidenced by the form of stock option agreement approved by Vialta's Board of Directors in connection with the adoption of the Vialta 2001 Plan, which



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agreement shall be delivered to each such holder as soon as practicable after the close of the Distribution Date.

                           5.2.1 Each Distribution Option shall provide for the
purchase of a number of shares of Vialta Class A Common Stock equal to the number of shares of ESS Common Stock which are subject, as of the Record Date, to the ESS Option (the "CORRESPONDING ESS OPTION") with respect to which such Distribution Option is granted (whether vested or unvested) multiplied by the Distribution Ratio. With respect to each Distribution Option, the number of shares of Vialta Class A common stock determined pursuant to the preceding sentence shall be rounded down to the nearest whole share of Vialta Class A common stock.

                           5.2.2 The vesting provisions, term and other
provisions of each Distribution Option shall be the same as those in effect with respect to the applicable Corresponding ESS Option immediately prior to the close of the Distribution Date, except as otherwise provided for in this Section
5.2. A Distribution Option may only be exercised at the same time as the exercise of the Corresponding ESS Option, as described in Section 5.2.3 below.

                           5.2.3 The per-share exercise price, the vesting
provisions, term and other provisions of each such Corresponding ESS Option shall be the same as those in effect immediately prior to the close of the Distribution Date. Upon the subsequent exercise of a Corresponding ESS Option, the holder will be deemed to have also exercised the corresponding Distribution Option, and will receive the ESS shares being acquired upon exercise of as well as a corresponding number of shares of Vialta Class A common stock.

                           5.2.4 Employee Stock Purchase Plan. Through the
Distribution, Active Employees shall continue to participate in the ESS 1995 Employee Stock Purchase Plan (the "ESS ESPP"). On or prior to the Distribution Date, Vialta shall adopt, and Vialta's shareholders shall approve, the Vialta Inc. 2001 Employee Stock Purchase Plan (the "VIALTA ESPP"). The first offering period under the Vialta ESPP shall commence on a date determined by Vialta's board of directors.

         6. Welfare Benefits.

                  6.1 Welfare Plans. On or before the Distribution Date, Vialta shall adopt and serve as the sole sponsor of welfare plans for the benefit of Active Employees and Former Employees that are (in the aggregate) substantially similar to the ESS Welfare Plans.

                  6.2 Allocation and Discharge of Welfare Plan Liabilities. As of the Distribution Date or earlier upon adoption of the applicable plan, all Liabilities under the ESS Welfare Plans (including administrative expenses) with respect to Active Employees and Former Employees and their dependents shall be assumed by Vialta and shall constitute Vialta Liabilities.

                  6.3 Claims under Welfare Plans. ESS shall administer claims incurred under the ESS Welfare Plans by Active Employees and Former Employees before the Distribution Date but only to the extent that Vialta has not, before the Distribution Date, established and assumed administrative responsibility for a comparable Plan. Any determination made or



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settlements entered into by ESS with respect to such claims shall be final and binding. ESS shall transfer to Vialta, effective as of the Distribution Date, responsibility for administering all claims incurred by Active Employees and Former Employees before the Distribution Date (including any claims that were administered by ESS, as of, on, or after the Distribution Date), unless such claims are made under an ESS Welfare Plan. Vialta shall administer such claims in a substantially similar manner, using substantially similar methods and procedures, as ESS used in administering such claims. Vialta shall have sole and absolute discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims.

                  6.4 Business Travel Accident Insurance Policy. ESS shall administer the ESS Business Travel Accident Insurance Policy prior to the Distribution Date until such time as Vialta has established and assumed administrative responsibility for a comparable Plan. Effective as of the Distribution Date, ESS's obligations under this Section 6.4 shall cease, and Vialta shall be solely responsible for maintaining its own Business Travel Accident Insurance Policy for the benefit of Active Employees.

                  6.5 Workers' Compensation Program. ESS shall, until the Distribution Date, continue to administer, or cause to administered, the ESS Worker's Compensation Program in accordance with its terms and applicable law. Effective as of the Distribution Date, Vialta shall procure or establish a Workers' Compensation Program for Active Employees on an ongoing basis and shall assume and be solely responsible for all Liabilities relating to, arising out of, or resulting from workers' compensation claims by Active Employees.

         7. General.

                  7.1 Post-Distribution Administration of Plans. The parties hereto will administer all plans consistently herewith, and to the extent necessary will amend their respective employee benefit plans accordingly.

                  7.2 Costs and Expenses. Each party shall bear all costs and expenses, including but not limited to legal and consulting fees, incurred from and after the Distribution Date in the design, drafting and implementation of any and all plans and compensation structures which it establishes or creates and the amendment of its existing plans or compensation structures.

                  7.3 Sharing of Participant Information. From and after the Distribution Date, ESS and Vialta shall share, and shall cause each member of their respective Groups to share, with each other and with their respective agents and vendors all participant information necessary and appropriate for the efficient and accurate administration of each party's respective employee benefit plans and performance of their respective obligations under this Agreement. ESS and Vialta shall, subject to all applicable laws concerning confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of another party, to the extent necessary and appropriate for such administration and performance.



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                  7.4 Consent of Third Parties. If any provision of this
Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, ESS and Vialta shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, ESS and Vialta shall negotiate in good faith to implement the provision in a mutually satisfactory manner.


         8. Dispute Resolution. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in Section 4.6 of the Distribution Agreement and shall be resolved exclusively by, in accordance with, and subject to the procedures and limitations set forth in, Section 4.6 of the Distribution Agreement.

         9. Miscellaneous Provisions.

                  9.1 Incorporation of Distribution Agreement. The miscellaneous provisions provided in Article V of the Distribution Agreement are incorporated herein by reference as though set forth in full, excepting only
Section 5.15 of the Distribution Agreement.

                  9.2 Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters expressly covered by the Distribution Agreement and/or the other Ancillary Agreements. In the event of a conflict between this Agreement and the Distribution Agreement and/or any other Ancillary Agreement executed in connection herewith, the provisions of this Agreement shall prevail.

                  9.3 Survival of Agreements. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date except as expressly provided herein and shall not be merged into any other transfer or closing instruments or documents.

                  9.4 Termination. This Agreement may be terminated at any time before the Distribution by ESS in its sole discretion without the approval of Vialta or the ESS shareholders. In the event of such termination, no party shall have any Liability of any kind to any other party. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

                  9.5 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and the members of their respective Groups and should not be deemed to confer upon



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third parties any remedy, claim, liability, right of reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  9.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the principles of conflicts of laws thereunder, to the extent not preempted by the Employee Retirement Income Security Act of 1974. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.6 of the Distribution Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly elected as of the day and year first above written.

                                     ESS TECHNOLOGY, INC.


                                     By:
                                        ------------------------------------
                                     Name:
                                     Title:


                                     VIALTA, INC.


                                     By:
                                        ------------------------------------
                                     Name:
                                     Title:


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